UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     January30, 2012

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32421	58-2342021
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Lexington Avenue, Suite 1718New York, NY	10170
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(212) 201-2400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
Item 3.02	Unregistered Sales of Equity Securities

On January 30, 2012, Fusion Telecommunications International, Inc. and its wholly owned subsidiary, NBS Acquisition Corp. (collectively, the "Company"), entered into agreements(the “Agreements”) to acquire the business (the “Acquired Business”) currently operated by Network Billing Systems, LLC (“NBS”) and Interconnect Systems Group II LLC (“ISG”). Under the Agreements, the Company agreed to purchase (a) all of the issued and outstanding membership interests of NBS from the members of NBS and (b) substantially all of the assets of ISG used in the operation of the Acquired Business, while assuming certain related liabilities of ISG.  The aggregate purchase price for the membership interests in NBS and the to be acquired assets of ISG, net of the assumed liabilities, is $20 million, consisting of $17.75 million in cash, $1.0 million to be evidenced by a 24-month promissory note payable to the sellers and $1.25 million in shares of restricted common stock of Fusion.

Both NBS and ISG are limited liability companies organized under the laws of the State of New Jersey and are affiliated with each other through common control. The Acquired Business currently provides voice (including VoIP) and data telecommunications services, as well as a wide variety of managed and cloud-based telecommunications services, to small and medium sized companies.  For the year ended December 31, 2011, the Acquired Business had revenues of approximately $26.5 million (unaudited) and net income of approximately $3.0 million (unaudited). The Company expects to realize considerable synergies after the transaction is consummated.

Consummation of the transactions contemplated by the Agreements is subject to the satisfaction of certain conditions precedent, including, but not limited to, satisfactory completion of the Company’s due diligence on the Acquired Business, completion of an audit of the financial books and records of the Acquired Business, receipt of certain regulatory approvals, receipt by the Company of sufficient funding to pay the cash portion of the purchase price and provide for reasonable post-acquisition working capital requirements, negotiation and execution of mutually acceptable executive employment and non-compete agreements with Jon Kaufman, the principal operating officer of the Acquired Business and other customary conditions of closing.  While the Agreements contemplate that closing of the acquisition of the Acquired Business would take place during the second quarter of 2012, the conditions precedent to closing are such that there can be no assurance that the acquisition will be completed in that time or at all.

Forward–Looking Statements

This report regarding the Company’s business and operations includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1996. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may,” “expect,” “anticipate,” “intend” or “estimate” or the negative thereof or other variations thereof or comparable terminology. The reader is cautioned that all forward-looking statements are speculative, and there are certain risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements. This disclosure highlights some of the important risks regarding the Company’s business. The primary risk attributable to the Company is its ability to attract fresh and continued capital to execute its comprehensive business strategy. There may be additional risks associated with the integration of businesses following an acquisition, concentration of revenue from one source, competitors with broader product lines and greater resources, emergence into new markets, the termination of any of the Company’s significant contracts or partnerships, the Company’s inability to maintain working capital requirements to fund future operations, or the Company’s inability to attract and retain highly qualified management, technical and sales personnel, and the other factors identified by us from time to time in the Company’s filings with the SEC. However, the risks included should not be assumed to be the only things that could affect future performance. We may also be subject to disruptions, delays in collections, or facilities closures caused by potential or actual acts of terrorism or government security concerns.

All forward-looking statements included in this document are made as of the date hereof, based on information available to us as of the date thereof, and we assume no obligation to update any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Fusion Telecommunications International, Inc.

	By:	/s/ Gordon Hutchins, Jr.
Gordon Hutchins, Jr.
January 30, 2012		as President, Chief Operating Officer and Acting Chief Financial Officer